SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest
event reported):  January 6, 2011

ASCEND ACQUISITION CORP.

(Exact name of registrant as specified in its Charter)

Delaware	000-51840	20-3881465
(State or other	(Commission File	(IRS Employer
jurisdiction of Incorporation)	Number)	Identification Number)

435 Devon Park Drive, Bldg. 700, Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number,
including area code:   (610) 977-7531

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 6, 2011, Stephen L. Brown resigned from his seat on the Board of Directors of Ascend Acquisition Corp. (the "Company").  Mr. Brown indicated that his resignation was not due to any disagreement with the Company.  The Company’s Board of Directors decided not to elect another director to fill the vacancy created by Mr. Brown’s resignation, but decided to contract the number of serving directors to one for the present.

Item 8.01	Other Events.

On January 5, 2011, the Company executed a convertible promissory note (the “Note”) in favor of Don K. Rice, a Company officer and director, representing the original principal amount of $15,000.  The Note represents amounts heretofore advanced to the Company by Mr. Rice during August and November 2010.  The Note is due and payable in full on demand, and bears interest at the rate of five percent (5.0%) per annum.

At any time prior to the payment in full of the entire balance of the Notes, Mr. Rice has the option of converting all or any portion of the unpaid balance of the Note into shares of the Company’s common stock at a conversion price equal to $0.15 per share, subject to adjustment upon certain events.  The conversion price was equal to the recent market of the Company’s common stock.  Assuming no adjustment to the conversion price, if Mr. Rice converts the entire principal balance of the Note, he would receive 100,000 shares of the Company’s common stock.

The preceding description of the terms, provisions and conditions of the Note is a summary and is qualified in its entirety by the copy of the Note that is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Exhibit Title

99.1	Convertible Promissory Note dated January 5, 2011 in the original principal amount of $15,000 executed by the Company in favor of Don K. Rice

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCEND ACQUISITION CORP. (Registrant)

Date: January 12, 2011	By:	/s/ Don K. Rice
Don K. Rice,
Chief Executive Officer